 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 1, 2015

Puget Technologies, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

333-179212	01-0959140
(Commission File Number)	(IRS Employer Identification No.)

801 Brickel Ave. Suite 900

Miami, Florida 33131

(Address of principal executive offices and zip code)

305-789-6677

 (Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The company today announces the appointment of Mr. Hermann Burckhardt as President and Chief Executive Officer and the relocation of it's corporate office to Miami, Florida. The new office address for the company will be 801 Brickel Center, located at 801 Brickel Ave. Suite 900, Miami, Florida 33131. The phone number is 305 789 6677. Mr. Burckhardt will also be a 10% shareholder in the company and has signed a 5 year contract with compensation starting at $8,000 per month for six months, and escalating over  the life of the contract to a maximum of $15,000 for the last 3 years of the contract.

Mr. Burckhardt's experience is vast in Investment Banking and Corporate Finance, which suits the Company's needs in the next phase of development. Throughout the years he has worked for some of the nation's premier Investment Banks as well as for his own Broker/Dealer as Syndicate Manager/Member in multi-million dollar transactions. He has also trained over 10,000 Stockbrokers throughout the United States for most of Wall Street's premier Investment Banks as well as Regional Broker/Dealers through his training company, Securities Training Institute. In the last few years Mr. Burckhardt has been instrumental in several transactions, some of which were the result of Reverse Mergers and for which he was appointed Chairman and CEO such as Invicta Corporation ( IVIA) and Nexgen Vision Inc. (NXGV) in which he worked with his son, Attorney Alberto Burckhart, who is not currently affiliated with this company. In the first instance ( IVIA ) the stock went from $ 1.50 to  around $14.75 around the time of his departure  within a one-year time-frame. On the other ( NXGV ), the company raised a substantial amount of money through Jesup and Lamont in New York City. For the past four years Mr. Burckhardt had been employed by a Fortune 100 Holding Company.

" We are very happy to have Mr. Burckhardt on board and we are very excited about our future with such a seasoned professional now at the helm of our company ", said Tom Jaspers, CFO and Interim CEO of the Company.

" This Company has some serious potential. Our first course of business is to clean up some of our overhanging short-term debt so that we can move on to a serious round of financing by Q2 '16. To that effect, we have already renegotiated the majority of our debt and will attempt to finish with the rest, if possible, sometime this month. I would like to take this opportunity to thank those early lenders for the faith that they deposited in our Company. It is not easy to get to sources of financing as a start-up. It is time, however, to move on to bigger and better things.

The Company's platform is better suited for Miami, where a big volume of travel happens or goes through and with a fully bi-lingual CEO we have decided as a Company to be right smack in the center of the travel business with our proprietary platform where we can reach out for growth into the Latin American Market. One such area of growth that I will be considering is Medical Tourism, a growth niche market perfectly suited for us. More on that at a later date.

We will continue to work on the development of our travel platform to be ready for full deployment by no later than Q2 16 as well. In the meantime, we are currently considering acquisition targets in the travel space for future growth. The next three months will be " all hands on deck " on all fronts to allow us the ability to roll out our three to five year Business Plan that will form an integral part of our new Offering next year. All I will think about from the moment I wake up from now on will be shareholder value. I want to thank the Company for the trust that they have deposited in me".

Mr. Burckhardt is married  and resides in Miami. He has four children, two of which are Attorneys and practice in the field of Mergers and Acquisitions, and two younger ones, Hagen and Jake, who are currently in grade school. He attended the University of Dayton and Barry University from which he holds a degree.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Puget Technologies Inc.

/s/ Thomas M Jaspers

Thomas M Jaspers

Interim CEO

Date:  October 1, 2015